UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2007

ALTERA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-16617	77-0016691
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

101 Innovation Drive, San Jose, California	95134
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 544-7000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed in a Form 8-K filed by Altera Corporation. (“Altera”) on September 5, 2007, Altera is a party to a Credit Agreement (the “Credit Agreement”) dated August 31, 2007. The Credit Agreement provides for a $750 million unsecured revolving credit facility (the “Facility”) that is scheduled to expire on August 31, 2012.

On November 27, 2007, Altera borrowed $200 million under the Credit Agreement. The funds will be used for the repurchase of shares of Altera’s common stock. The drawn amount bears interest at either a Eurodollar rate or a Prime rate, at Altera’s option, plus an applicable margin based upon certain financial ratios. The drawn amount becomes payable and due on August 31, 2012, although Altera may extend the expiration date of the Facility annually for additional one year periods, subject to certain conditions, including consent of the lenders. Altera may generally prepay the Facility in whole or in part without premium or penalty, subject to certain conditions. After the drawdown, the remaining credit available under the Facility is $550 million, which Altera may increase by up to a total of $250 million through additional revolving credit commitments upon the agreement of the lenders.

The foregoing description of the Credit Agreement and the drawdown is qualified in its entirety by reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 to Altera’s Form 8-K filed on September 5, 2007, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTERA CORPORATION

/s/ Timothy R. Morse
Timothy R. Morse, Senior Vice President and
Chief Financial Officer

Date: November 30, 2007